 GLOBALSTAR ANNOUNCES FIRST QUARTER 2022 RESULTS

Covington, LA, May 5, 2022 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended March 31, 2022.

Dave Kagan, Chief Executive Officer of Globalstar, commented, “The first few months of 2022 have been very active. As previously announced, we entered into a satellite procurement agreement with Macdonald, Dettwiler and Associates Corporation in February. These new satellites will ensure continuity of service to all of our existing and future subscribers as well as other users of the network. We also plan to launch our on-ground spare satellite in the coming months that will serve the same purpose. With the vast majority of these capital expenditures reimbursable under the Terms Agreement, the Company is in a strong position to significantly increase cash flow with minimal sustaining capex.

We also made meaningful progress towards building our Commercial IoT ecosystem. We have multiple projects underway that will ultimately deliver more robust products that offer a best-in-class enablement suite and operate on upgraded gateway base stations. These deliverables provide the fundamentals that will allow us to effectively pursue sales opportunities with carriers, enterprises and large resellers. While we expect to expand materially with these new offerings, in the meantime, we have continued to grow our Commercial IoT revenue with existing products and functionality. Despite the headwinds caused by component part shortages, Commercial IoT revenue increased 8% from the prior year's first quarter. We have several thousand units on back-order of our most popular and profitable Commercial IoT products and expect to resume production during the second quarter to fill these orders and get back to a healthy inventory level which helps protect against the risk of future supply chain disruptions.

Our other types of revenue rounded out nicely during the first quarter with SPOT subscribers continuing to increase on a YOY basis and engineering services generating significant revenue."

Jay Monroe, Executive Chairman, commented, “As we have said many times in the past, Globalstar has a unique collection of assets in its LEO satellite constellation, global ground station network and terrestrial spectrum. Our strategy to drive value from the assets can be subdivided into our four pillars of value: legacy Duplex and SPOT services, wholesale satellite capacity, Commercial IoT and terrestrial spectrum. We generally look to our legacy services as cash flow generators where we will wisely manage these areas to reduce expenses while prolonging their revenue. The other three pillars represent significant growth opportunities for Globalstar and are all closer to value realization than ever before, and we are more confident in the outcome than ever.

Our wholesale satellite capacity pillar with the potential customer continues to be a major focus for the Company. It should be clear to the market that we will continue to invest in and expand our satellite business for many decades and are motivated to put all of our satellite resources to use.

The Commercial IoT effort has been accelerated by building out the team who we expect to drive growth while building the foundation to take advantage of our new products and platform. The team’s strong relationships are already opening doors and keeping them open through partnerships and sales efforts. We are ready to offer customers high quality one-way services at a price point that makes their decisions easy. We are also involved with many potential customers designing two-way services for specific applications. Lastly, we are working with our module vendor partner to create solutions that work over both satellite and cellular, including Band 53, further expanding the use cases for IoT.

Terrestrial spectrum opportunities continue to mature. We have signed a term sheet with a large, global customer to begin deploying Band 53 in the US and beyond. This is a significant opportunity that will take time but signs point towards success; we will share more information when we are allowed. We are also active in several international opportunities in the mining, transportation and logistics sectors, any of which would be meaningful if concluded.

The terrestrial ecosystem also continues to develop with new radio vendors and end user products making it even easier for us to offer solutions to customers. Finally, we continue to pursue MSS and terrestrial regulatory approvals around the world to further add to the Company's potential."

FINANCIAL REVIEW

Revenue

Total Revenue

Total revenue for the first quarter of 2022 increased $5.8 million, or 22%, from the first quarter of 2021 primarily due to an increase in service revenue from engineering services. Higher service revenue was offset slightly by a decrease in revenue generated from subscriber equipment sales.

Service Revenue

Higher service revenue of $6.3 million was due primarily to the timing and amount of engineering and other service revenue associated with the Terms Agreement, which increased $6.4 million from the first quarter of 2021. During the first quarter of 2022, we recognized $6.8 million for consideration received for performance obligations associated with our work to expand and upgrade our gateways around the world and under the satellite procurement agreement.

Subscriber driven revenue was generally flat from the prior year's first quarter.

The decrease in Duplex service revenue was expected as we continue to see attrition in our subscriber base. Given the shift in demand across the industry from full voice and data services to IoT-enabled devices, we have decided to no longer support Duplex hardware sales given excess costs and the amount of capacity consumed by Duplex service.

SPOT service revenue increased, which was driven by higher average subscribers offset partially by lower ARPU. We continue to see gross subscriber activations increasing, including an 18% increase in activations when comparing the first quarter 2022 to first quarter 2021. Lower ARPU was driven by the mix of subscribers on various rate plans, including the continued popularity of our flex plans, which allow subscribers to suspend their service when not in use. We expect seasonality to cause fluctuations in SPOT ARPU given this service plan offering.

Commercial IoT service revenue increased driven by higher average subscribers. Gross subscriber activations increased nearly 20% over the last twelve months from the prior LTM period due to higher equipment sales and re-activations of existing devices.

Subscriber Equipment Sales

Subscriber equipment sales decreased $0.4 million in the first quarter of 2022 compared to the first quarter of 2021. The majority of the revenue decrease was driven by a lower volume of Duplex phones and accessories for the reasons previously discussed as well as a lower volume of SPOT devices due to component part shortages. A higher volume of Commercial IoT sales partially offset some of this decrease.

SPOT equipment sales revenue was down 23% resulting from a lower sales volume since two of our core SPOT products are on back order due to inventory shortages, which delayed the fulfillment of certain orders during the first quarter of 2022. We continue to see demand exceeding supply resulting from supply chain disruptions caused by component part shortages. We are actively working to address this issue but expect this trend to continue through at least the second quarter of 2022.

Commercial IoT equipment sales revenue increased 19% despite inventory shortages. Volume was higher for all of our IoT devices, primarily driven by our SmartOne devices and modules. Sales were higher than the prior quarter despite the same component part shortage issues discussed above in SPOT, which resulted in sales orders exceeding available inventory supply during the first quarter of 2022. Many of our IoT devices were on back order at March 31, 2022. We are actively working to address this issue and expect to resume production of our SmartOne products in the coming weeks.

Loss from Operations

Loss from operations was $13.7 million during the first quarter of 2022 compared to $19.3 million during the first quarter of 2021. This improvement was due to an increase in revenue (discussed above) as operating expenses were generally flat. Higher cost of services were offset by lower marketing, general and administrative (MG&A), depreciation expense and cost of subscriber equipment sales.

Cost of services and MG&A were elevated partially due to nonrecurring personnel costs of $0.9 million and $1.1 million, respectively, which were driven by cash bonuses and separation pay. Cost of services was also higher due to an increase in lease expense for our gateway expansion efforts associated with the Terms Agreement and higher licensing and professional fees to support the launch of a new ERP system in January 2022. MG&A expense was lower (excluding nonrecurring personnel costs discussed above) due to the release of a $1.0 million accrual for professional services that we believe is no longer owed as well as lower customer appeasement costs.

Net Loss

Net loss improved by $15.9 million from the first quarter of 2021 to the first quarter of 2022. In addition to the increase in revenue previously discussed, net loss decreased due primarily to lower interest expense as well as favorable changes in foreign currency and derivative losses.

Adjusted EBITDA

Adjusted EBITDA was $10.3 million during the first quarter of 2022 up $4.3 million, or 72%, compared to the prior year's quarter due to higher revenue offset partially by higher operating expenses (excluding EBITDA adjustments) for the reasons previously discussed.

Liquidity

As of March 31, 2022, we held cash and cash equivalents of $11.5 million. Our sources of cash also include operating cash flows generated from the business and vendor financing. We expect our uses of cash over the next twelve months to include operating costs, capital expenditures and the repayment of amounts being financed through our satellite vendor.

About Globalstar, Inc.
Globalstar pioneered personal safety by introducing its SPOT Satellite GPS Messenger in 2007. Today, leveraging its low-earth orbit (LEO) satellite constellation, Globalstar reliably connects and protects assets, transmits key operational data, and saves lives – from any location – for consumers, industrial companies and government agencies in over 120 countries. With a portfolio that includes SPOT GPS messengers, next-generation IoT products and modems, and cloud-based telematics solutions, Globalstar’s cost effective satellite-powered innovations give users visibility and intelligence for improving safety and operational efficiencies.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Denise Davila
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenue:
Service revenue	$29,344	$23,086
Subscriber equipment sales	3,428	3,843
Total revenue	32,772	26,929
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	10,794	9,077
Cost of subscriber equipment sales	2,566	2,899
Marketing, general and administrative	9,341	10,097
Depreciation, amortization, and accretion	23,783	24,116
Total operating expenses	46,484	46,189
Loss from operations	(13,712)	(19,260)
Other (expense) income:
Interest income and expense, net of amounts capitalized	(9,530)	(11,574)
Derivative loss	(486)	(1,129)
Foreign currency gain (loss)	3,232	(4,315)
Other	117	22
Total other (expense) income	(6,667)	(16,996)
Loss before income taxes	(20,379)	(36,256)
Income tax expense	83	77
Net loss	$(20,462)	$(36,333)

Net loss per common share:
Basic	$(0.01)	$(0.02)
Diluted	(0.01)	(0.02)
Weighted-average shares outstanding:
Basic	1,797,671	1,679,754
Diluted	1,797,671	1,679,754

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net loss	$(20,462)	$(36,333)

Interest income and expense, net	9,530	11,574
Derivative loss	486	1,129
Income tax expense	83	77
Depreciation, amortization, and accretion	23,783	24,116
EBITDA	13,420	563

Non-cash compensation	1,233	1,137
Foreign exchange and other	(3,349)	4,294
Shareholder litigation cost recovery	(1,000)	—
Adjusted EBITDA (1)	$10,304	$5,994

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets and inventory, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	March 31,
	2022		2021
	Service	Equipment	Service	Equipment
Revenue
Duplex	$6,146	$130	$6,655	$293
SPOT	11,255	1,475	10,984	1,915
Commercial IoT	4,670	1,806	4,481	1,521
Engineering and other	7,273	17	966	114
Total revenue	$29,344	$3,428	$23,086	$3,843

Average subscribers
Duplex	43,565		45,687
SPOT	276,863		261,171
Commercial IoT	423,519		409,089
Other	13,346		27,487
Total average subscribers	757,293		743,434

ARPU (1)
Duplex	$47.03		$48.56
SPOT	13.55		14.02
Commercial IoT	3.68		3.65

(1)    Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.